Exhibit 4.72

English Translation of Chinese Language Document

Long-term Sales Contract
Contract No.: XS120090004C04
Signing Place: Jiangning District, Nanjing
Signing Date: 2008-11-19

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Address: No. 123 West Focheng Road, Jiangning Economy and Technology Development Zone, Nanjing	Address: No. 68 West Gangde Road, Songjiang District, Shanghai
Postal code: 211100	Postal code:
Legal representative: Tingxiu Lu	Legal representative: Zhifang Cai
Contact:	Contact:
Tel: 025-52766701	Tel: 021-57850711
Tax: 025-52766767	Fax: 021-57850700
The Seller and the Buyer agree, after mutual consultation, to execute this contract in accordance with the following terms and conditions:
1. Goods content
Subject	Specification	Efficiency	Quantity.	Unit price (Yuan / W)	Total amount (RMB)
Solar cells (including A, A2, A3)	Monocrystalline 125	≥15%	20MW	RMB 19.5/W	Around RMB 380,000,000
	Polycrystalline 156	≥14%	10MW	RMB 19.5/W	Around RMB 195,000,000
	Monocrystalline 156	≥15%	5MW	RMB 19.5/W	Around RMB 97,500,000
Total			35MW		Around RMB 672,500,000
Total amount (in words):Around RMB six hundred seventy-two million five hundred thousand
Remarks: 1. The price is for January through March 2009 and will be renegotiated every three months and includes 17% value-added tax.
 2. If the contract price is 3% more / less than the current market price, the parties may renegotiate the price by supplementary agreements.
 3. Contract term: twelve months (January 2009 to December 2009).

2. Schedule and terms of payment
2.1 The Buyer shall, within three working days after receiving each shipping order containing specific power list from the Seller, remit the payment for that batch into the account designated by the Seller according to the quantity and amount specified in the shipping order. The Seller agrees to grant the Buyer a credit facility of RMB20 million and a credit term of one month. When accumulated receivables of the Seller exceed RMB20 million or one-month credit term, the Buyer shall initiate payment procedure and pay up such payment. Otherwise, the Seller is entitled to stop delivery and resume the performance of delivery obligations after the Buyer makes such payment.  If the Buyer fails to pay up such payment within the term agreed, it shall pay to the Seller a default penalty of 0.04% of the total payment delayed per day.
2.2 Bank account designated by the Seller

Account at Jiangning Sub-branch of China Merchants Bank: 078002380175610001

3. Packing requirements
The goods shall be packed in carton boxes suitable for highway transportation so as to meet requirements of domestic long-distance and long-time transportation. Packing costs shall be borne by the Seller.

4. Place and term of delivery
4.1 Place of delivery: the Seller’s location.
4.2 The Buyer shall be responsible for the transportation and the corresponding insurance of the goods.  If the Buyer requires the Seller to handle the transportation affairs for it, it shall bear the costs and risks of the transportation and shall buy insurance by itself.
4.3 Delivery schedule
From January 2009 to December 2009
Delivery quantity (MW/month)
Time of delivery	S125	M156	S156	Total:
Jan. 2009	1.67MW	0.33MW	\	2MW
Feb. 2009	1.67MW	0.33MW	\	2MW
Mar. 2009	1.67MW	0.33MW	\	2MW
Apr. 2009	1.67MW	1MW	0.33MW	3MW
May 2009	1.67MW	1MW	0.33MW	3MW
Jun. 2009	1.67MW	1MW	0.33MW	3MW
Jul. 2009	1.67MW	1MW	0.67MW	3.34MW
Aug. 2009	1.67MW	1MW	0.67MW	3.34MW
Sept. 2009	1.67MW	1MW	0.67MW	3.34MW
Oct. 2009	1.67MW	1MW	0.67MW	3.34MW
Nov. 2009	1.67MW	1MW	0.67MW	3.34MW
Dec. 2009	1.67MW	1MW	0.67MW	3.34MW
4.4 The Seller shall deliver the goods pursuant to the delivery schedule and shall provide value-added tax invoices to the Buyer within 15 days after the delivery. Shipment in installments is allowed in each month.

5. Quality requirements and technical standards
See Appendix I for quality requirements and technical standards (Article 5.4 thereof is not applicable).

6. Damage
6.1 Damage during transportation
Damage of not more than 0.5% of the cells is allowed on a monthly delivery basis.
For damage exceeding such limit due to the Seller’s improper packing, the Seller shall be responsible for replacing the damaged cells and shall properly transport and handle the redelivered cells in accordance with the stipulations hereunder. The Seller may bear expenses incurred thereby, if necessary.
The preceding provisions are not applicable to damage during transportation caused by the carrier or any factor beyond control of the Seller.
6.2 Damage during packaging process
Subject to the normal industrial operation standard, the following breakage ratio during the packaging process of the solar cells is allowed:

-Breakage rate of 2.00% is allowed, in case that the thickness of the solar cell is not more than 220μm ..
For damage exceeding such limit, the Seller shall be responsible for replacing the damaged cells and shall properly transport and handle the redelivered cells in accordance with the stipulations hereunder. The Seller may bear expenses incurred thereby, if necessary.

7. Quantity and quality inspection and objection
The Buyer shall complete quantity and quality inspection in accordance with the standard prescribed hereunder within seven days after picking up the goods. Any quantity and quality claims shall be issued by the Buyer in writing within three days of detection, and shall be inspected by a third party agreed upon by both parties, if necessary.  If the Buyer fails to raise a claim within ten days after picking up the goods, the Seller’s products shall be deemed as qualified.

8. Force majeure
If any party fails to perform the contract due to any force majeure event, the affected party shall notify the other party in writing within seven days upon the occurrence of such event, and shall present written evidence issued by the relevant authority within fifteen days upon the end of such event. The affected party could be partially or wholly exempted from the liabilities in the light of the impact caused by such force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be exempted from its liabilities.

9. Confidentiality
The parties hereto and their respective employees, agents, representatives and counsels shall treat the terms and conditions under this contract and any of its supplementary agreements as business secrets and shall not disclose the information to any third party without consent of the other party. Otherwise, the defaulting party shall compensate as much as twice of the direct or indirect losses to the other party.

10. Transfer of Contractual Rights and Obligations
Neither party may transfer all or part of the rights and obligations hereunder without written consent of the other party.

11. Termination
11.1 After the contract takes effect, neither party may unilaterally rescind the contract. In the event that one party rescinds the contract without consent of the other party, it shall be liable to the other party for all losses incurred thereby.
11.2 Termination conditions of this contract:
11.2.1 The Buyer fails to perform its payment obligations hereunder and fails to remedy such nonperformance or breach of obligations within 30 days after receiving written notice from the Seller.
11.2.2 Either party becomes bankrupt, files bankruptcy application or is undergoing corporate reorganization, or either party has filed a similar application, or either party is in liquidation.

12. Integrity Assurance
It shall be deemed as damage to the other party’s interest if any party and its staff directly or indirectly give, in the name of the company or an individual, a gift of money, valuables, securities or provide an improper interest in other forms to any employee of the other party, or if any party and its staff carries out a transaction similar to this contract, in the name of the company or an individual, with any employee of the other party or any third person introduced by such employee. The damaging party shall compensate as much as twice of the direct or indirect losses incurred by the damaged party for such reason, and shall be liable for the liquidated damages of 20% of the amount of this contract per breach (up to RMB 1,000,000).
The integrity report method: Supervision Report Mailbox: JC@Chinasunergy.com, Report Phone Number: 86-25-5276 6726

13. Dispute resolution
Any and all disputes arising from the validity, performance or interpretation of this contract shall first be resolved by the parties through amicable consultation. In case no settlement can been reached through consultation, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Buyer is located.  All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

14. Miscellaneous
14.1 The contract shall take effect upon being sealed by the parties hereof or signature by special authorized agents. In case the contract text covers more than one page, seal on the perforation shall be affixed.
14.2 The contract is in duplicate, with each party holding one counterpart respectively. The two counterparts shall have the same legal effect. The parties hereof shall send the original contract to each other within three working days of the date hereof. A fax copy shall have the same effect as the original.
14.3 In case of any discrepancy between Appendix I and this contract, this contract shall prevail. Any matters not covered herein shall be mutually negotiated by both parties and set forth in the supplementary agreements, which shall have the same legal effect as the Contract.

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Signature/seal: /s/	Signature/seal: /s/
Date:	Date: